EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

As of December 30, 2006, CVS Corporation had the following significant subsidiaries:

CVS Rhode Island, Inc. (a Rhode Island corporation)(1)

CVS Center, Inc. (a New Hampshire corporation)

CVS Pharmacy, Inc. (a Rhode Island corporation)(2)

Nashua Hollis CVS, Inc. (a New Hampshire corporation)(3)

CVS Vanguard, Inc. (a Minnesota corporation)

CVS New York, Inc. (a New York corporation)

CVS Revco D.S., Inc. (a Delaware corporation)

Revco Discount Drug Centers, Inc. (a Michigan corporation)(4)

Hook-SupeRx, Inc. (a Delaware corporation)(5)

PharmaCare Holding Corporation. (a Delaware corporation)(6)

(1) CVS Rhode Island, Inc. is the immediate parent of one corporation that operates drugstores, all of which drugstores are in the United States.

(2)  CVS Pharmacy, Inc. is the immediate parent of approximately 1,800 entities that operate drugstores, all of which drugstores are in the United States.

(3)  Nashua Hollis CVS, Inc. is the immediate parent corporation of approximately 600 entities that directly or indirectly operate drugstores, all of which drugstores are in the United States. CVS of DC and VA, Inc. (formerly Peoples Drug Stores, Inc.), a Maryland corporation and a direct subsidiary of Nashua Hollis CVS, Inc., is, in turn, the immediate parent of approximately 12 corporations that operate drugstores, all of which drugstores are in the United States.

(4)  Revco Discount Drug Centers, Inc. (a Michigan corporation) is the immediate parent corporation of two corporations and the indirect parent of one corporation that operate drugstores, all of which drugstores are in the United States.

(5) Hook-SupeRx, Inc. is the immediate parent corporation of two entities that directly or indirectly operates drugstores, all of which drugstores are in the United States.

(6) PharmaCare Holding Corporation, the Registrant’s pharmacy benefits management subsidiary is wholly owned by subsidiaries of the Company. PharmaCare Holding Corporation is the immediate parent of PharmaCare Management Services, Inc., and the immediate or indirect parent of several mail order and pharmacy subsidiaries, all of which operate in the United States.